Exhibit 99.1

For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES THIRD QUARTER RESULTS

CORNELIA, GA.   November 5, 2008, Habersham Bancorp (NASDAQ: HABC) reports a third quarter loss of $4,291,000 or $1.52 per diluted share when compared to third quarter earnings of $855,000 or $.29 per diluted share for the same period in 2007.   The decrease resulted principally from a decrease in net interest income of approximately $2,029,000 and additional expense from provision for loan losses of approximately $6,213,000.

For the nine-month period ended September 30, 2008, the Company reports a loss of $4,607,000 or $1.63 per diluted share when compared to year-to-date earnings of $2,874,000 or $.96 per diluted share for the nine-month period ended September 30, 2007.   The decrease resulted principally from a decrease in net interest income of approximately $5,441,000 and additional expense from provision for loan losses of approximately $7,290,000.

The decreases in net interest income resulted from: 1) an increase in the total dollar balances of loans on nonaccrual status and, 2) the total dollar balances of variable rate loans tied to a decreasing prime interest rate.  Non-performing assets increased approximately $26,249,000 from December 31, 2007 to September 30, 2008 primarily as a result of increases in nonaccrual loans, other real estate, and accruing loans 90 days past due totaling approximately $17,452,000, $8,584,000 and $213,000, respectively.

The Company’s net interest margin for the third quarter and first nine months of 2008 was 2.80% and 3.08%, respectively, compared to 4.35% and 4.58% for the third quarter and first nine months of 2007.

Total assets of $500.1 million at September 30, 2008 reflect a decrease of $14.1 million or 2.74% from $514.2 million at December 31, 2007.  Decreases in the loan portfolios (net of allowance for loan losses), cash and cash equivalent balances and investment securities of approximately $20.7 million, $7.4 million and $1.1 million, respectively, were offset by increases in other real estate, other assets, and premises and equipment, net, of approximately $8.6 million, $3.8  million and $2.7 million, respectively.

David D. Stovall, President and C. E. O. of Habersham, stated, “Given the uncertainty of the economy and the markets in which we operate, our board of directors and management feel it to be paramount that we remain well capitalized through this troubled economy and aggressively manage our troubled assets.  To this end, we made a third quarter loan loss provision in excess of $6 million.  We believe that we have identified our troubled assets, and are working to minimize any losses, but this provision gives us added protection, in the event that the economy as a whole continues to deteriorate into 2009.  We are also, like many of our counterparts, exploring many avenues of capital protection for the best interest of our shareholders.”

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited)(dollar amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
Summary of Operations
	2008	2007	2008	2007

Interest income	$6,212	$9,295	$20,650	$27,685
Interest expense	3,342	4,396	10,901	12,495
Net interest income	2,870	4,899	9,749	15,190

Provision for loan losses	6,293	80	7,370	80
Net interest (loss) income after provision for loan losses	(3,423)	4,819	2,379	15,110

Other income	907	931	2,910	2,778
Investment securities gains	27	-	316	5
Other expense	4,589	4,564	13,716	13,844
(Loss) earnings before income taxes	(7,078)	1,186	(8,111)	4,049

Income tax benefit (expense)	2,787	(331)	3,504	(1,175)

Net (loss) earnings	$(4,291)	$855	$(4,607)	$2,874

Net (loss) earnings per share – basic	$(1.52)	$.29	$(1.63)	$.97

Net (loss) earnings per share – diluted	$(1.52)	$.29	$(1.63)	$.96

Weighted average number of common shares Outstanding	2,818,593	2,968,593	2,818,593	2,968,593

Weighted average number of common and common equivalent shares outstanding	2,818,593	2,968,593	2,818,593	2,982,240
Cash dividends declared per common share	$.05	$.10	$.25	$.30

Balance Sheet Summary	September 30, 2008	December 31, 2007
Total Assets	$500,115	$514,219
Loans, net	328,449	348,251
Deposits	387,277	390,267
Stockholders’ Equity	47,525	54,182